Exhibit 10.37

January 25, 2020

Ms. Jennifer L. Idell

Chief Administrative Officer

c/o CenterState Bank Corporation CenterState Bank, N.A.

1101 First Street South, Suite 202 Winter Haven, Florida 33880

Dear Ms. Idell:

This letter (this “Letter Agreement”) memorializes our recent discussions and mutual agreement regarding the terms of your continued employment following the completion of the merger (the “Merger”) contemplated by the Agreement and Plan of Merger by and between South State Corporation (“South State”) and CenterState Bank Corporation (the “Company”), dated as of January 25, 2020 (the “Merger Agreement”). We look forward to your continued leadership.

1.	Effectiveness, Your Current Agreement and Definitions

This Letter Agreement supplements your Employment Agreement entered into with CenterState Banks, Inc., dated as of April 28, 2016 (the “Employment Agreement”), which will otherwise remain in full force and effect in accordance with its current terms. Capitalized terms used but not defined in this Letter Agreement are used with the meanings ascribed to them in the Employment Agreement. If your employment with the Company terminates for any reason before the Effective Time or the Merger Agreement is terminated before the closing of the Merger, this Letter Agreement will automatically terminate and be of no further force or effect and neither of the parties will have any obligations hereunder.

2.	Position

Following the effective time of the Merger (the “Effective Time”), you will serve as the Chief Administrative Officer of the Surviving Entity (as defined in the Merger Agreement) and of the Surviving Bank (as defined in the Merger Agreement), reporting to the Chief Operating Officer of the Surviving Entity.

No further action is required by you to make the transitions and resignations provided for in this paragraph or the immediately preceding paragraph effective, but you agree to execute any documentation the Company and South State reasonably requests at the time to confirm it.

3.	Pre-Existing Entitlements

You and the Company acknowledge that the occurrence of the Merger will constitute a “Change in Control” as defined under the Employment Agreement. Accordingly, pursuant to Article 5 of the Employment Agreement, subject to your continued employment through the Effective Time, if within 12 months following such Change in Control, either your employment with the Company is terminated by the Company without Cause, or if you resign with Good Reason, then the Company is required to pay to you a lump-sum payment in an amount in cash equal to two and one-half times the sum of (x) your Base Salary, and (y) the highest annual bonus earned by you during the prior three years (including the full value of the annual award, whether payable in cash or another form, earned under the Annual Incentive Plan or similar plan) immediately preceding the year in which the Effective Time occurs (the “Change in Control Payment”).

You acknowledge and agree that the changes to your position described in paragraph 2 above, and the assignment of duties and responsibilities with the Surviving Entity consistent with such changes will not constitute Good Reason under the terms of the Employment Agreement and you hereby waive your right to terminate your employment with Good Reason solely in connection with the closing of the Merger. Notwithstanding the foregoing, if your employment with the Surviving Entity is terminated by the Surviving Entity without Cause or if you resign with Good Reason (other than as a result of any changes to the terms and conditions of your employment resulting from the Merger) prior to the third anniversary of the Effective Time, then the Surviving Entity will pay you an amount in cash equal to the Change in Control Payment, which such amount will be payable within 60 days after your termination date, which will be in lieu of and not in addition to any severance payable under Section 4.1 of the Employment Agreement.

For purposes of clarity, except as modified in this paragraph 3, nothing in this Letter Agreement is intended to amend, alter or otherwise change the payments and benefits to which you may become entitled under the Employment Agreement in accordance with its terms.

4.	Pay to Integrate Bonus.

In connection with the closing of the Merger, you shall be eligible to receive a “pay to integrate” cash bonus in the amount of $330,000 (the “Pay to Integrate Bonus”), which shall be payable on the date that is 30 days following the successful completion of the systems’ conversion, as determined by the board of directors of the Surviving Bank, or its designee, (the “Board”), subject to your continued employment with the Surviving Bank and its affiliates through such date. For the avoidance of doubt, the Pay to Integrate Bonus shall not be payable in the event that you resign without Good Reason or your employment is terminated with Cause at any time following the Effective Time; provided, however, if your employment is terminated without Cause or due to your death or disability (pursuant to Section 3.1(b) of the Employment Agreement) or you resign with Good Reason following the Effective Time, the bonus shall be deemed to be earned and payable to you within 60 days following the date of your termination of employment, subject to Section 4.3 of the Employment Agreement.

5.	Pay to Lead Bonus.

In connection with the closing of the Merger, you shall be eligible to receive a “pay to lead” equity-based award in the form of restricted stock units having a grant date value equal to $670,000 (the “Pay to Lead Award”), which shall be granted on the closing date of the Merger and will cliff-vest on the second anniversary thereof, subject to your continued employment with the Surviving Bank and its affiliates through such date; provided, however, that if your employment is terminated without Cause or due to your death or disability (pursuant to Section 3.1(b) of the Employment Agreement) or you resign with Good Reason, in each case prior to the second anniversary of the closing of the Merger, the Pay to Lead Award shall immediately vest in full and shall be paid within 60 days following the termination of your employment, subject to Section 4.3 of the Employment Agreement. The Pay to Lead Award shall be granted pursuant to South State’s equity incentive plan and shall be subject to the terms and conditions (including with respect to vesting) of the award agreement evidencing such grant, which terms shall not be inconsistent with the terms of this Letter Agreement.

6.	No Other Changes

Except as provided herein, all other terms of the Employment Agreement shall remain in full force and effect and are hereby ratified and confirmed in all respects.

7.	Governing Law; Arbitration

This Letter Agreement will be governed by and construed in accordance with the laws of the State of Florida, without regard to conflicts of law principles. Any actions or proceedings instituted under this Letter Agreement shall be brought and tried solely in the courts located in Polk County, Florida or in the federal court having jurisdiction in Winter Haven, Florida.

8.	Entire Agreement; Amendments

Except as expressly set forth herein, this Letter Agreement, together with the Employment Agreement, contains the entire agreement between the parties with respect to the employment of you by the Surviving Entity and supersedes any and all prior understandings, agreements or correspondence between the parties. This Letter Agreement may not be altered, modified or amended except by written instrument signed by the parties.

9.	Miscellaneous

The invalidity or unenforceability of any provision of this Letter Agreement will not affect the validity or enforceability of any other provision hereof, and this Letter Agreement will be construed as if the invalid and unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

Upon the expiration or other termination of this Letter Agreement, the respective rights and obligations of the parties hereto will survive such expiration or other termination to the extent necessary to carry out the intentions of the parties hereunder. This Letter Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

[Signature Page Follows]

If this Letter Agreement correctly describes our understanding, please execute and deliver a counterpart of this signature page, which will become a binding agreement on our receipt.

Sincerely,
CenterState Bank Corporation
By: /s/ John C. Corbett
Name: John C. Corbett
Title: President and Chief Executive Officer
CenterState Bank, N.A.
By: /s/ Richard Murray, IV
Name: Richard Murray, IV Title: Chief Executive Officer
Accepted and Agreed
I hereby agree with and accept the terms and conditions of this Letter Agreement:

/s/ Jennifer L. Idell
Name: Jennifer L. Idell
Date: January 25, 2020

[Signature Page to Letter Agreement]